EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-88502 of Trailer Bridge, Inc. on Form S-8 of our report dated April 12, 2003. April 23 2004 as to the effects of the restatement described in Note 6 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company's ability to continue as a going concern and the restatement discussed in Note 6) appearing in this Annual Report on Form 10-K of Trailer Bridge, Inc. for the year ended December 31, 2003.




/s/ DELOITTE & TOUCHE LLP

Jacksonville, Florida
May 5, 2004